EXHIBIT 99.1

Gladstone Commercial Corporation Reports Results for the Third Quarter Ended September 30, 2016

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., Oct. 31, 2016 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the third quarter ended September 30, 2016.  A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to both the quarterly financial supplement and the Company’s Quarterly Report on Form 10-Q which can be retrieved from our website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	September 30, 2016		June 30, 2016		$ Change	% Change
Operating Data:
Total operating revenue	$21,589		$21,247		$342	1.6%
Total operating expenses	(15,172)	(1)	(13,433)	(3)	(1,739)	12.9%
Other expense, net	(6,490)		(6,931)	(4)	441	(6.4)%
Net (loss) income	$(73)		$883		$(956)	(108.3)%
Less: Dividends attributable to preferred stock	(2,002)		(1,263)		(739)	58.5%
Less: Dividends attributable to senior common stock	(254)		(251)		(3)	1.2%
Net loss attributable to common stockholders	$(2,329)		$(631)		$(1,698)	269.1%
Add: Real estate depreciation and amortization	9,459		9,205		254	2.8%
Add: Impairment charge	1,786		187		1,599	855.1%
Funds from operations available to common stockholders - basic	$8,916		$8,761		$155	1.8%
Add: Convertible senior common distributions	254		251		3	1.2%
Funds from operations available to common stockholders - diluted	$9,170		$9,012		$158	1.8%

Funds from operations available to common stockholders - basic	$8,916		$8,761		$155	1.8%
Add: Acquisition related expenses	149		117		32	27.4%
Add: Write-off of offering costs	58		140		(82)	(58.6)%
Core funds from operations available to common stockholders - basic	$9,123		$9,018		$105	1.2%
Add: Convertible senior common distributions	254		251		3	1.2%
Core funds from operations available to common stockholders - diluted	$9,377		$9,269		$108	1.2%

Share and Per Share Data:
Net loss attributable to common stockholders - basic & diluted	(0.10)		(0.03)		(0.07)	233.3%
FFO available to common stockholders - basic	0.38		0.39		(0.01)	(2.6)%
FFO available to common stockholders - diluted	0.38		0.38		—	—%
Core FFO available to common stockholders - basic	0.39		0.40		(0.01)	(2.5)%
Core FFO available to common stockholders - diluted	0.39		0.39		—	—%
Weighted average shares of common stock outstanding - basic	23,509,054		22,684,391		824,663	3.6%
Weighted average shares of common stock outstanding - diluted	24,309,170		23,484,507		824,663	3.5%
Cash dividends declared per common share	$0.375		$0.375		$—	—%

Financial Position
Real estate, before accumulated depreciation	$812,166	(2)	$794,824	(5)	$17,342	2.2%
Total assets	$838,643		$818,285		$20,358	2.5%
Mortgage notes payable, term preferred stock, term loan facility & line of credit, net	$516,186		$540,144		$(23,958)	(4.4)%
Total stockholders' and mezzanine equity	$293,128		$252,087		$41,041	16.3%
Properties owned	97	(2)	99	(5)	(2)	(2.0)%
Square feet owned	11,048,844	(2)	11,083,700	(5)	(34,856)	(0.3)%
Square feet leased	97.7%		98.5%		(0.8)%	(0.8)%

(1) Includes a $1.8 million impairment charge recognized on two of our five held for sale properties during the three months ended September 30, 2016.
(2) Includes five properties classified as held for sale of $15.1 million and 325,875 square feet.
(3) Includes a $0.2 million impairment charge recognized on one of our four held for sale properties during the three months ended June 30, 2016.
(4) Includes $0.3 million in legal settlement income, as well as $0.1 million in write-offs on offering costs attributable to Series C Preferred Shares during the three months ended June 30, 2016.
(5) Includes four properties classified as held for sale of $4.6 million and 184,000 square feet.

Third Quarter Activity:

  Acquired property: Purchased one fully-occupied property consisting of 119,000 square feet for $23.9 million at a cap rate of 8.3%;
  Sold property: Sold two properties located in Rock Falls, Illinois and one property located in Angola, Indiana for $3.0 million;
  Issued debt: Issued $18.1 million in mortgage debt collateralized by two properties at a weighted average interest rate of 4.0%;
  Repaid debt: Repaid $12.7 million in mortgage debt maturing on three properties at an interest rate of 5.76% with borrowings under our line of credit and cash on hand;
  Leased vacant space: Executed a 7-year lease for 21,000 square feet in our Bolingbrook, Illinois property, bringing this property to 100% occupancy;
  Renewed leases: Executed a 3-year lease renewal with the tenant at our Richmond, Virginia property, a 1-year lease renewal with the tenant at our South Hadley, Massachusetts property, and a 1-year lease renewal with one of the tenants in our Maple Heights, Ohio property;
  Issued preferred stock: Issued 1,230,000 shares of our 7.00% Series D Preferred Stock in a registered direct placement, raising net proceeds of $29.7 million;
  Issued Stock under ATM Programs: Issued 617,549 shares of common stock for net proceeds of $10.5 million, and 481,884 shares of our 7.00% Series D Preferred Stock for net proceeds of $12.0 million;
  Redeemed Series C Term Preferred Stock: Redeemed all $13.5 million of our remaining issued and outstanding 7.125% Series C Term Preferred Stock that was originally set to mature in January 2017; and
  Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.4688 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock. Paid prorated cash distributions up to and including the date of redemption totaling $0.2424 per share on our Series C Term Preferred Stock.

Third Quarter 2016 Results: Core FFO available to common shareholders for the three months ended September 30, 2016, was $9.4 million, or $0.39 per share, a 1.2% increase when compared to the three months ended June 30, 2016. Core FFO increased primarily due to an increase in rental income from 2016 acquisitions and re-leased vacant space, lower net property operating expenses from increased occupancy, decreased interest expense from refinancing mortgages at lower interest rates, and fully redeeming the Series C Term Preferred Stock.

Net loss attributable to common stockholders for the three months ended September 30, 2016, was $(2.3) million, or $(0.10) per share, compared to net loss attributable to common stockholders for the three months ended June 30, 2016, of $(0.6) million, or $(0.03) per share. A reconciliation of Core FFO to net loss for the three months ended September 30, 2016 and June 30, 2016, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Subsequent to the end of the quarter:

  Expanded property: Executed a lease amendment with the tenant at our Vance, Alabama property to fund a $7.0 million property expansion that will add 75,000 square feet to this property along with a new 10-year lease;
  Renewed lease: Executed a 5-year lease renewal with the tenant at our Wichita, Kansas property;
  Issued Stock under ATM Programs: Issued 147,150 shares of common stock for net proceeds of $2.6 million and 137,718 shares of our 7.00% Series D Preferred Stock for net proceeds of $3.4 million; and
  Declared distributions: Declared monthly cash distributions for October, November and December 2016 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock and $0.2625 per share on our senior common stock.

Comments from Gladstone Commercial’s President, Bob Cutlip: “Our financial results reflect stabilized revenues from our real estate investments made this year and our ability to lease previously vacant space. We continue to refinance maturing mortgage debt, and we have successfully negotiated lower interest rates, which has resulted in interest cost savings for the portfolio. We issued our Series D Preferred Stock to fully redeem our maturing Term Preferred Stock, which will bolster our capital strategy with a reduced cost of capital. We are extremely pleased with our activity, high occupancy, and consistency over the last several years, and we believe our same store rents should be stable and growing over the next three years, as we only have 4.5% of forecasted rental income expiring through 2019. We are looking forward to continued success."

Conference Call: Gladstone Commercial will hold a conference call on Tuesday November 1, 2016, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through December 1, 2016.  To hear the replay, please dial (855) 859-2056 and use playback conference number 46674770. The live audio broadcast of the Company’s quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through January 1, 2017.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in net leased industrial, office and medical real property and selectively makes long-term industrial and commercial mortgage loans.  Including payments through September 2016, Gladstone Commercial has paid 141 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid 5 consecutive quarterly cash distributions. The company has also paid 129 consecutive monthly cash distributions on its Series A Preferred Stock, 120 consecutive monthly cash distributions on its Series B Preferred Stock and 5 consecutive monthly cash distributions on its Series D Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.GladstoneCommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstone.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 17, 2016. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Commercial Corporation +1-703-287-5893